Exhibit 5.1

July 2, 2007

First Community Bancorp

10250 Constellation Boulevard

Suite 1640

Los Angeles, CA 90067

Re:         Registration of 494,606 shares of common stock, without par value, of First Community Bancorp pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 494,606 shares (the “Securities”) of common stock, without par value, of First Community Bancorp, a California corporation (the “Company”), issued in connection with the Agreement and Plan of Merger, dated June 25, 2007, by and among the Company, Bear Acquisition Sub, LLC, Business Finance Capital Corporation and the other parties signatories thereto, I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that the Securities are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Corporations Code of the State of California, and I am expressing no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible. Except as set forth below, in my examination, I have assumed the genuineness of all signatures, the authenticity of all original documents, and the conformity to authentic original documents of all copied documents.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby. This opinion may not be relied upon for any other purpose, or furnished to, quoted from or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the use of my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jared M. Wolff
Jared M. Wolff, General Counsel